EXHIBIT 12

                           THE NEW YORK TIMES COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES
                      (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)

                                                     FOR THE
                                                     QUARTER                           FOR THE YEARS ENDED
                                                      ENDED     --------------------------------------------------------------------
                                                     MARCH 31,  DECEMBER 30,  DECEMBER 31,  DECEMBER 26,  DECEMBER 27,  DECEMBER 28,
                                                       2002             2001          2000          1999          1998          1997
                                                    ----------  ------------  ------------  ------------  ------------  ------------
EARNINGS FROM CONTINUING OPERATIONS BEFORE
    FIXED CHARGES

Income from continuing operations before income
     taxes and income from joint ventures           $   89,226  $    332,204  $    637,830  $    501,912  $    454,423  $    384,655
Less: Gain on disposition of assets and other-net        1,250         5,000        85,349            --        18,452        20,388
Distributed earnings from less than fifty percent
     owned affiliates                                      150        14,859        19,375        13,061        18,192        14,982
Less: Pre-tax preferred stock dividends                     --            --            --            --            --           129
                                                    ----------  ------------  ------------  ------------  ------------  ------------
Adjusted pre-tax earnings from continuing
     operations                                         88,126       342,063       571,856       514,973       454,163       379,120
Fixed charges less capitalized interest                 14,419        64,069        80,876        63,313        56,029        54,805
                                                    ----------  ------------  ------------  ------------  ------------  ------------
Earnings from continuing operations before fixed
     charges                                        $  102,545  $    406,132  $    652,732  $    578,286  $    510,192  $    433,925
                                                    ==========  ============  ============  ============  ============  ============

FIXED CHARGES

Interest expense, net of capitalized interest       $   11,567  $     51,405  $     68,566  $     52,503  $     46,927  $     45,039
Capitalized interest                                       234           459            --            --           173         5,394
Less: Pre-tax preferred stock dividends                     --            --            --            --            --           129
Portion of rentals representative of interest
     factor                                              2,852        12,664        12,310        10,810         9,102         9,895
                                                    ----------  ------------  ------------  ------------  ------------  ------------
Fixed charges                                       $   14,653  $     64,528  $     80,876  $     63,313  $     56,202  $     60,199
                                                    ==========  ============  ============  ============  ============  ============
Ratio of earnings to fixed charges                        7.00          6.29          8.07          9.13          9.08          7.21
                                                    ==========  ============  ============  ============  ============  ============

Note: The Ratio of Earnings to Fixed Charges should be read in conjunction with this Form 10-Q as well as the Company's Form 10-K for the period ended December 30, 2001.